                                  EXHIBIT 2

                                               NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------------------------------------------
                                                                                              THREE MONTHS ENDED
FINANCIAL HIGHLIGHTS                                                                               MARCH 31
                                                                                        ---------------------------
UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)                           2003          2002
-------------------------------------------------------------------------------------------------------------------

SALES AND EARNINGS

Net sales                                                                               $     385.8   $     324.3
Operating earnings (loss)                                                                     (35.5)        (44.6)
Net loss                                                                                      (24.8)        (41.5)
EBITDA 1                                                                                       11.8          (2.1)
EBITDA margin (%) 2                                                                             3.1          (0.6)

OTHER FINANCIAL INFORMATION

Working capital 3                                                                       $     268.0   $     228.0
Capital expenditures                                                                           13.8           9.4
Total assets                                                                                2,837.5       3,070.1
Total debt 4                                                                                  868.5       1,170.0
Shareholders' equity                                                                        1,099.9         995.0
Current assets to current liabilities 3                                                      2.08:1        1.82:1
Total debt to total capitalization 4, 5                                                      0.44:1        0.54:1
Common shares outstanding at end of period (in millions)                                      205.9         174.8
Weighted average common shares outstanding (in millions)                                      205.9         174.8

PER COMMON SHARE PERFORMANCE (IN DOLLARS)

Basic and diluted loss                                                                  $     (0.12)  $     (0.24)
EBITDA                                                                                         0.06         (0.01)
Book value 6                                                                                   5.34          5.69
Operating cash flow 7                                                                         (0.16)        (0.04)
Price    -   High                                                                              6.05          7.60
         -   Low                                                                               3.95          6.76

FOREIGN EXCHANGE RATES

Effective period foreign exchange rate - C$/US$ 8                                             1.507         1.553
Average period spot foreign exchange rate - C$/US$ 9                                          1.510         1.595
Period end spot foreign exchange rate - C$/US$                                                1.469         1.594

SALES (IN THOUSANDS OF TONNES)

Specialties                                                                                   261.7         206.6
Newsprint                                                                                     195.6         150.6
Pulp                                                                                          103.9          85.8

AVERAGE SALES REVENUE PER TONNE (IN DOLLARS)

Specialties                                                                             $       815   $       912
Newsprint                                                                                       586           604
Pulp                                                                                            557           523

AVERAGE COST OF SALES PER TONNE (IN DOLLARS) 10

Specialties                                                                             $       732   $       748
Newsprint                                                                                       576           653
Pulp                                                                                            539           674

1 EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and before other non-operating income and expenses. As there is no generally accepted method of calculating EBITDA, the measures as calculated by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA is presented because we believe it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. The Company interprets EBITDA trends as an indicator of relative operating performance. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of Norske Skog Canada Limited's financial performance or as an alternative to cash flows as a measure of liquidity.

     Throughout this report EBITDA is calculated in the following manner:

      Operating loss                                                                    $    (35.5)   $     (44.6)
      Add:  Depreciation and amortization                                                     47.3           42.5
                                                                                        -----------   ------------
      EBITDA                                                                            $     11.8    $      (2.1)
                                                                                        ===========   ============

2    EBITDA margin (%) is defined as EBITDA as a percentage of sales.
3 Working capital and current assets to current liabilities, for these purposes, exclude current portion of long-term debt.
4    Total debt is comprised of long-term debt, including current portion.
5    Total capitalization is comprised of total debt and shareholders' equity.
6 Book value is calculated based on common shares outstanding at the end of the period.
7    Operating cash flow is stated after changes in non-cash working capital.
8 Effective period foreign exchange rate represents a blended rate which takes account of the applicable spot rates and the Company's revenue hedging program in the period.
9 Average period spot foreign exchange rate is the average Bank of Canada noon spot rate over the reporting period.
10 Average cost of sales per tonne, for these purposes, excludes selling, general and administrative costs and depreciation and amortization.

                                                NORSKE SKOG CANADA LIMITED
-------------------------------------------------------------------------------------------------------------------------------
QUARTERLY SEGMENTED INFORMATION

UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       2003,
                                            2001,                                                        2002,         THREE
                                            Year               2002, Three months ended                  Year          MONTHS
                                            ended      -------------------------------------------       ended         ENDED
                                            Dec 31      Mar 31      Jun 30      Sep 30      Dec 31       Dec 31        MAR 31
                                           --------    --------    --------    --------    --------     --------      ---------
SPECIALTIES

Net sales                                  $ 563.9     $ 188.4     $ 192.1     $ 217.3     $ 237.2      $ 835.0       $ 213.3
EBITDA                                       108.3        25.6        15.4        30.3        18.6         89.9          14.4
EBITDA margin (%)                             19.2        13.6         8.0        14.0         7.8         10.8           6.8


Sales (in thousands of tonnes)               572.6       206.6       225.9       252.0       275.3        959.8         261.7
Production (in thousands of tonnes           572.5       215.3       224.8       271.6       267.6        979.3         260.9
Average sales revenue per tonne (in
  dollars)                                 $   985     $   912     $   850     $   862     $   862      $   870       $   815
Average cost of sales per tonne (in
  dollars) 1                                   757         748         746         710         759          741           732



NEWSPRINT

Net sales                                  $ 489.2     $  91.0     $ 112.0     $ 117.1     $ 120.5      $ 440.6       $ 114.6
EBITDA                                        85.7       (12.3)       (8.2)        0.9        (3.0)       (22.6)         (2.7)
EBITDA margin (%)                             17.5       (13.5)       (7.3)        0.8        (2.5)        (5.1)         (2.4)

Sales (in thousands of tonnes)               603.9       150.6       198.5       201.6       198.8        749.5         195.6
Production (in thousands of tonnes)          592.6       150.0       197.3       201.8       198.1        747.2         199.6
Average sales revenue per tonne (in
  dollars)                                 $   810     $   604     $   564     $   581     $   606      $   588       $   586
Average cost of sales per tonne (in
  dollars) 1                                   624         653         581         551         591          590           576

BENCHMARK PRICE (US$ PER TONNE) 2

Newsprint 48.8 gsm, West Coast Delivery    $   578     $   462     $   440     $   452     $   472      $   456       $   470



PULP

Sales                                      $ 459.7     $  89.6     $  99.8     $ 111.5     $ 100.4        401.3       $ 104.6
Less:  Inter-segment sales                  (124.1)      (44.7)      (44.1)      (53.3)      (52.5)      (194.6)        (46.7)
                                           ---------   --------    --------    --------    --------     --------      --------

Net sales                                    335.6        44.9        55.7        58.2        47.9        206.7          57.9
                                           ---------   --------    --------    --------    --------     --------      --------

EBITDA                                        16.9       (15.4)       (1.2)       11.2        (5.3)       (10.7)          0.1
EBITDA margin (%)                              5.0       (34.3)       (2.1)       19.2       (11.1)        (5.2)          0.2

Sales (in thousands of tonnes)
Pulp                                         568.3        85.8       107.6        97.7        90.1        381.2         103.9

Production (in thousands of tonnes)
Pulp                                         538.8        80.4       101.8        98.3        93.8        374.3          99.0

Average sales revenue per tonne (in
  dollars)                                 $   591     $   523     $   518     $   596     $   532      $   542       $   557
Average cost of sales per tonne (in
  dollars) 1                                   535         674         506         456         560          544           539

BENCHMARK PRICE (US$ PER TONNE) 2
NBSK pulp, Average Northern Europe
Delivery                                   $   531     $   443     $   457     $   485     $   447      $   458       $   480

1 Average cost of sales per tonne for these purposes excludes selling, general and administrative costs and depreciation and amortization.
2    Benchmark prices are sourced from Resource Information Systems, Inc.

                                                     NORSKE SKOG CANADA LIMITED
------------------------------------------------------------------------------------------------------------------------
                                                                                              THREE MONTHS ENDED
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS                                          MARCH 31
                                                                                        --------------------------------
UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)                           2003             2002
-------------------------------------------------------------------------------------------------------  ---------------

NET SALES                                                                               $       385.8    $       324.3
                                                                                        ---------------  ---------------
OPERATING EXPENSES
    Cost of sales                                                                               360.4            310.6
    Selling, general and administrative                                                          13.6             15.8
    Depreciation and amortization                                                                47.3             42.5
                                                                                        ---------------  ---------------
                                                                                                421.3            368.9
                                                                                        ---------------  ---------------

OPERATING EARNINGS (LOSS)                                                                       (35.5)           (44.6)

GAIN ON SALE OF MARKETABLE SECURITIES (NOTE 3)                                                    -                4.8

FOREIGN EXCHANGE GAIN ON TRANSLATION OF LONG-TERM DEBT                                           15.5              0.2

OTHER INCOME (EXPENSE), NET                                                                       0.3             (2.9)

INTEREST EXPENSE                                                                                (17.3)           (22.4)

INTEREST INCOME                                                                                   -                1.2

                                                                                        ---------------  ---------------
EARNINGS (LOSS) BEFORE INCOME TAXES                                                             (37.0)           (63.7)
                                                                                        ---------------  ---------------

INCOME TAX EXPENSE (RECOVERY)
    Current                                                                                       1.6              5.9
    Future                                                                                      (13.8)           (28.1)
                                                                                        ---------------  ---------------
                                                                                                (12.2)           (22.2)
                                                                                        ---------------  ---------------

NET EARNINGS (LOSS)                                                                             (24.8)           (41.5)

RETAINED EARNINGS, BEGINNING OF PERIOD                                                          240.1            363.4
                                                                                        ---------------  ---------------

RETAINED EARNINGS, END OF PERIOD                                                        $       215.3    $       321.9
                                                                                        ===============  ===============

BASIC AND DILUTED LOSS PER SHARE (IN DOLLARS)                                           $       (0.12)   $       (0.24)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS)                                        205.9            174.8

                                                 NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS                                                                            AS AT
                                                                                         ---------------------------------
UNAUDITED (IN MILLIONS OF DOLLARS)                                                         MARCH 31          DECEMBER 31
                                                                                             2003               2002
--------------------------------------------------------------------------------------------------------   ---------------

ASSETS

    Current assets
      Accounts receivable                                                                $        277.1    $       277.3
      Inventories                                                                                 234.1            242.7
      Prepaid expenses                                                                              4.4              9.2
                                                                                         ---------------   ---------------
                                                                                                  515.6            529.2
    Fixed assets                                                                                2,293.0          2,326.6
    Other assets                                                                                   28.9             37.7
                                                                                         ===============   ===============
                                                                                         $      2,837.5    $     2,893.5
                                                                                         ===============   ===============

LIABILITIES

    Current liabilities
      Accounts payable and accrued liabilities                                           $        247.6    $       288.8

    Long-term debt (note 4)                                                                       868.5            886.2
    Other long-term obligations                                                                   229.8            188.3
    Future income taxes                                                                           383.2            397.0
    Deferred credits                                                                                8.5              8.5
                                                                                         ---------------   ---------------
                                                                                                1,737.6          1,768.8
                                                                                         ---------------   ---------------

SHAREHOLDERS' EQUITY

    Share capital (note 5)                                                                        884.6            884.6
    Retained earnings                                                                             215.3            240.1
                                                                                         ---------------   ---------------
                                                                                                1,099.9          1,124.7
                                                                                         ===============   ===============
                                                                                         $      2,837.5    $     2,893.5
                                                                                         ===============   ===============


ON BEHALF OF THE BOARD


(SIGNED) "RUSSELL J. HORNER"                     (SIGNED) "WILLIAM P. ROSENFELD"
DIRECTOR                                         DIRECTOR

                                                     NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------------------------------------------------
                                                                                                  THREE MONTHS ENDED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                                                  MARCH 31
                                                                                          --------------------------------
UNAUDITED (IN MILLIONS OF DOLLARS)                                                               2003            2002
---------------------------------------------------------------------------------------------------------   --------------



CASH PROVIDED (USED) BY

OPERATIONS
    Net earnings (loss)                                                                   $      (24.8)     $      (41.5)
    Items not requiring (providing) cash
      Depreciation and amortization                                                               47.3              42.5
      Future income taxes                                                                        (13.8)            (28.1)
      Increase in other long-term obligations                                                      1.2               2.8
      Gain on sale of marketable securities (note 3)                                               -                (4.8)
      Foreign exchange gain on translation of long-term debt                                     (15.5)             (0.2)
      Other                                                                                        0.9               2.3
                                                                                          ---------------   --------------
                                                                                                  (4.7)            (27.0)
                                                                                          ---------------   --------------

    Change in non-cash working capital
      Accounts receivable                                                                          0.2              30.7
      Inventories                                                                                  8.6               3.8
      Prepaid expenses                                                                             4.8               1.1
      Accounts payable and accrued liabilities                                                   (41.2)            (15.1)
                                                                                          ---------------   --------------
                                                                                                 (27.6)             20.5
                                                                                          ---------------   --------------

    Cash used by operations                                                                      (32.3)             (6.5)
                                                                                          ---------------   --------------

INVESTING
    Additions to fixed assets                                                                    (13.8)             (9.4)
    Proceeds from sale of marketable securities (note 3)                                           -                39.2
    Proceeds from sale of fixed assets                                                             0.2               1.0
    Proceeds from termination of interest rate swaps (note 6)                                     15.9               -
    Decrease in other long-term obligations                                                       (4.7)              -
    Decrease (increase) in other assets                                                            0.9              (0.2)
                                                                                          ---------------   --------------
                                                                                                  (1.5)             30.6
                                                                                          ---------------   --------------

FINANCING
    Increase in revolving loan (note 4)                                                           33.8               -
    Repayment of long-term debt (note 4)                                                           -                (4.3)

                                                                                          ---------------   --------------
                                                                                                  33.8              (4.3)
                                                                                          ---------------   --------------

CASH, INCREASE DURING PERIOD 1                                                                     -                19.8
CASH, BEGINNING OF PERIOD 1                                                                        -               104.8
                                                                                          ===============   ==============

CASH, END OF PERIOD 1                                                                     $        -        $      124.6
                                                                                          ===============   ==============


SUPPLEMENTAL INFORMATION
    Income taxes paid                                                                     $        3.5      $        5.0
    Net interest paid                                                                             16.8              20.6


1    Cash includes cash and short-term investments.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------


1.   BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Norske Skog Canada Limited ("the Company" or "NorskeCanada") and from their respective dates of acquisition of control or formation, its wholly-owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation. The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual consolidated financial statements. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and therefore should be read in conjunction with the December 31, 2002 audited consolidated financial statements and the notes below.


2.   SEGMENTED INFORMATION

     The Company operates in three business segments:

         Specialties     - Manufacture and sale of groundwood specialty printing
                           papers and kraft paper
         Newsprint       - Manufacture and sale of newsprint
         Pulp            - Manufacture and sale of softwood pulps

     Effective January 1, 2003 the Company has segregated its kraft paper activities (previously referred to as containerboard) from its pulp business segment and included it in its specialties business segment. Segment information for prior periods has been restated to reflect these changes. The segments are managed separately and all manufacturing facilities are located in Canada.

                                                       SPECIALTIES    NEWSPRINT        PULP       TOTAL
                                                      ---------------------------------------   --------
      THREE MONTHS ENDED MARCH 31, 2003

         Net sales 1                                    $   213.3      $  114.6      $  57.9    $  385.8
         Depreciation and amortization                       24.4          15.8          7.1        47.3
         Operating earnings (loss)                          (10.0)        (18.5)        (7.0)      (35.5)
         Capital expenditures                                 5.3           5.4          3.1        13.8

      THREE MONTHS ENDED MARCH 31, 2002

         Net sales 1                                    $   188.4      $   91.0      $  44.9    $  324.3
         Depreciation and amortization                       20.7          15.5          6.3        42.5
         Operating earnings (loss)                            4.9         (27.8)       (21.7)      (44.6)
         Capital expenditures                                 4.6           1.6          3.2         9.4

     1 Pulp net sales are stated net of inter-segment pulp sales of $46.7 million for the three months ended March 31, 2003 ($44.7 - three months ended March 31, 2002).


3.   MARKETABLE SECURITIES

     In March 2002, the Company sold its 1,750,000 shares of Pope & Talbot Inc. for net proceeds of $39.2 million and a gain of $4.8 million. The shares were part of the net proceeds on the sale of the Company's Mackenzie operations on June 15, 2001.

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------


4.   LONG-TERM DEBT

     The Company's long-term debt, all of which mature after one year, is as follows:

                                                                                                       AS AT
                                                                                       ---------------------------------------
                                                                                         MARCH 31, 2003      DECEMBER 31, 2002
                                                                                       -------------------  ------------------
      RECOURSE
           Senior notes, 8.625% due June 2011 (US$250.0 million)                       $       367.3        $        394.9
           Senior notes, 10% due March 2009 (US$200.0 million)                                 312.2                 335.0
                                                                                       -------------------  ------------------
                                                                                               679.5                 729.9
           Revolving operating loan of up to $350.0 million, due July 2005, with interest at CDN prime rate/US base rate plus 1.25%, or LIBOR/BA rate
           plus 2.25% at the Company's option                                                  151.4                 118.7
                                                                                       -------------------  ------------------
                                                                                               830.9                 848.6
                                                                                       -------------------  ------------------
      NON-RECOURSE (PREI)
           First Mortgage Bonds, 6.387% due July 2009                                           37.6                  37.6
                                                                                       -------------------  ------------------
                                                                                                37.6                  37.6
                                                                                       -------------------  ------------------
           Total long-term debt                                                        $       868.5        $        886.2
                                                                                       ===================  ==================

      Substantially all of the assets of the Company are pledged as security under the revolving operating loan and its availability is determined by a borrowing base, calculated on accounts receivable and inventory balances, and includes a covenant to maintain the debt/capitalization ratio below 60%. An interest coverage covenant is applicable in certain circumstances if the Company incurs secured debt other than under its revolving operating loan. No such debt has been incurred. At March 31, 2003 the unused portion of the revolving operating loan available to the Company, after giving effect to outstanding letters of credit, was $146.1 million. Subsequent to March 31, 2003, the Company negotiated certain amendments to this loan facility including flexibility to increase the borrowing base, and agreement by a substantial majority of lenders to extend the maturity of the facility by one year, to July 2006.

      As at March 31, 2003 the Company remained in compliance with the covenants under both its credit facilities and bond indentures. However, the Company's Consolidated Fixed Charge Ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, does prohibit the payment of dividends and limits the amount of additional debt that can be incurred outside of the existing credit facilities.

5.    SHARE CAPITAL

                                                                                              AS AT
                                                                       ---------------------------------------------------
                                                                             MARCH 31, 2003         DECEMBER 31, 2002
                                                                          SHARES         $           SHARES        $
                                                                       ------------------------  ------------------------
      Continuity of common shares:

        Beginning of period                                             205,910,132     884.6     174,810,132    673.1
        Common shares issued                                                -             -        31,100,000    217.7
        Share issue costs (net of income tax recovery of $3.4 million)      -             -           -           (6.2)
                                                                       ------------------------  ------------------------
        End of period                                                   205,910,132     884.6     205,910,132    884.6
                                                                       ========================  ========================

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------


6.    FINANCIAL INSTRUMENTS

      The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its revenues, energy costs and long-term debt. The Company also uses interest rate swaps to reduce its exposure to changes in long-term fixed interest rates associated with its senior notes.

      REVENUE AND COST HEDGING INSTRUMENTS

      Foreign currency options and forward contracts outstanding to sell US dollars were as follows:

AS AT MARCH 31, 2003

                                                           OPTIONS
                                   --------------------------------------------------
                                              FLOOR                   CEILING              FORWARD CONTRACTS
                                   --------------------------------------------------    -----------------------
                                                   AVERAGE                    AVERAGE                    AVERAGE
TERM                               US$MILLIONS      RATE      US$MILLIONS      RATE      US$MILLIONS      RATE
----------------------------------------------------------------------------------------------------------------

0 TO 12 MONTHS                       $  286        1.5530       $  251        1.6129       $   64        1.5571
13 TO 24 MONTHS                      $  105        1.5472       $   76        1.5980       $   47        1.5785

AS AT DECEMBER 31, 2002

                                                           OPTIONS
                                   --------------------------------------------------
                                              FLOOR                   CEILING              FORWARD CONTRACTS
                                   --------------------------------------------------    -----------------------
                                                   AVERAGE                    AVERAGE                    AVERAGE
TERM                               US$MILLIONS      RATE      US$MILLIONS      RATE      US$MILLIONS      RATE
----------------------------------------------------------------------------------------------------------------

0 to 12 months                       $  297        1.5595       $  285        1.6095       $  118        1.5330
13 to 24 months                      $  133        1.5695       $  127        1.6263       $   38        1.6123

      At March 31, 2003, the Company has no commodity price hedging instruments for product sales. The Company has oil swaps to purchase 290,000 bbls at an average contract rate of US$23.80 per bbl, settling between November 2003 and March 2005.

      LONG-TERM DEBT HEDGING INSTRUMENTS

      The Company has forward foreign exchange contracts to acquire US dollars totalling US$306.4 million over a 5-year period at rates averaging 1.5568. Fixed to floating interest rate swaps on US$105.0 million were terminated during the quarter for proceeds of $15.9 million. The proceeds are being amortized as a reduction of interest expense based on the U.S. swap curve at the time of the termination.

7.    STOCK-BASED COMPENSATION

      The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

                                                                       THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                         MARCH 31, 2003             MARCH 31, 2002
                                                                    -----------------------    ------------------------

      Net loss:
      As reported                                                         $   (24.8)                  $    (41.5)
      Pro forma                                                               (25.3)                       (41.6)

      Net loss per common share (in dollars):
      As reported                                                         $   (0.12)                  $    (0.24)
      Pro forma                                                               (0.12)                       (0.24)

                           NORSKE SKOG CANADA LIMITED
--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED (IN MILLIONS OF DOLLARS, EXCEPT WHERE OTHERWISE STATED)
--------------------------------------------------------------------------------


      The fair value of share options was estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                       THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                         MARCH 31, 2003             MARCH 31, 2002
                                                                    -----------------------    ------------------------
             Risk-free interest rate (%)                                        4.9                          5.2
             Annual dividends per share                                         NIL                          Nil
             Expected stock price volatility (%)                               27.3                         26.0
             Average fair value of options granted                         $   1.74                    $    2.33


      The average expected life of the options used in the option pricing model was determined as four years.


8.    GUARANTEES AND INDEMNITIES

      The Company has, over time, provided various indemnities with respect to tax, environment, and general representations and warranties on sales of portions of its business. Significant existing indemnities are as follows:

      The Company sold a portion of its operations in June 2001. In this regard, the Company provided a 10-year environmental indemnity with a maximum liability to the Company of $12.5 million. This liability has subsequently been reduced by expenditures related to certain decommissioning projects. The Company also provided a tax indemnity, which continues while the relevant tax years of the indemnified parties remain open to audit and a general indemnity, capped at $5 million, which expires in 2004. The Company is unable to estimate its potential liability under these indemnities as the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time. As such, no liability has been recorded for these potential obligations.

      In connection with dispositions of certain businesses in 1997, the Company provided tax indemnities, which survive while the relevant tax years of the indemnified parties remain open to audit. The Company does not expect any significant claims with respect to these liabilities and has therefore not recorded any related liability.


9.    COMPARATIVE FIGURES

      Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.